Exhibit 10.15

***TEXT OMITTED AND FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R. SECTIONS 200.80(B)(4)

AND RULE 406 OF THE SECURITIES ACT OF 1933,

AS AMENDED

January 16, 2017

Akcea Therapeutics, Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142

Attention: Paula Soteropoulos, President and CEO

Re:                             Development, Commercialization and License Agreement

Dear Ms. Soteropoulos:

Reference is made to the Development, Commercialization and License Agreement dated December 18, 2015 (the “Akcea-Ionis Agreement”), by and between Ionis Pharmaceuticals, Inc. (“Ionis”), and Akcea Therapeutics, Inc. (“Akcea”).  On January 5, 2017, Akcea entered into that certain Strategic Collaboration, Option and License Agreement (the “Novartis Agreement”) by and between Akcea and Novartis Pharma AG (“Novartis”), pursuant to which Akcea and Novartis formed a strategic collaboration in cardio-metabolic lipid diseases.  This letter agreement serves to confirm certain additional agreements between Ionis and Akcea and, to the extent the terms of the Akcea-Ionis Agreement conflict with the terms of the Novartis Agreement, this letter agreement addresses how such conflicts are resolved. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the Novartis Agreement.

Ionis and Akcea hereby agree as follows:

1.                                      Consent.  Pursuant to Section 4.2 of the Akcea-Ionis Agreement, subject to the terms of this letter agreement, Ionis hereby consents to Akcea entering into the Novartis Agreement.

2.                                      Good Faith Collaboration.  Ionis and Akcea will work together in good faith and take all commercially reasonable steps to effectuate the Novartis Agreement.

3.                                      Regulatory Matters.  Ionis and Akcea will agree on the manner in which Akcea enforces its rights relating to regulatory matters under the Novartis Agreement.  If Ionis and Akcea cannot come to such an agreement, then the Ionis or Akcea proposal for such matter that most closely aligns with the proposal put forth by Novartis will be used.  If Akcea has the right under the Novartis Agreement to attend any meeting with a Regulatory Authority, Akcea will allow, or use commercially reasonable efforts to obtain the right for, a representative from Ionis to also attend such meeting.

4.                                      Class Generic Claims.  Ionis and Akcea will agree on the manner in which Akcea enforces its rights relating to class generic claims under the Novartis Agreement.  If Ionis and Akcea cannot come to such an agreement, then the proposal set forth by Ionis will be used.

5.                                      The Strategic Plan; Key Committees.  Ionis and Akcea will agree on the manner in which Akcea enforces its rights relating to the Pre-Option Development Plan, the manufacturing transition plan contemplated by Section 1.3.2 of the Novartis Agreement and the Strategic Plan under the Novartis Agreement (collectively, the “Novartis Plans”).  To the extent there is a conflict between the Strategic Plan (as defined in the Akcea-Ionis Agreement), and the Novartis Plans, the Novartis Plans will govern.  If requested by Ionis, Akcea agrees to appoint Ionis as one of its three representatives to the CSC and/or as one of its representatives to the JDCC.

6.                                      Ionis License Grant to Akcea.  To enable Akcea to grant Novartis the licenses set forth in Section 5.1 of the Novartis Agreement, effective upon Novartis’ exercise of an Option with respect to a Product in accordance with the Novartis Agreement, Ionis hereby grants Akcea a worldwide, exclusive, royalty-bearing, sublicensable license under the Licensed Technology to Research, Develop, Manufacture, have Manufactured and Commercialize such Product.

7.                                      Akcea License Grant to Ionis.  Akcea hereby grants Ionis a fully-paid, royalty-free, perpetual, irrevocable, worldwide, non-exclusive, sublicensable license to any Patents Rights or Know-How (as defined in the Akcea-Ionis Agreement) controlled by Akcea and arising from the Novartis Agreement (collectively, the “Akcea License Grant”).

8.                                      Upfront Option Fee.  Notwithstanding anything to the contrary in the Akcea-Ionis Agreement, in lieu of 50% of the Upfront Option Fee, Akcea will pay to Ionis US$15,000,000 of the Upfront Option Fee.  For the avoidance of doubt, (a) Ionis will not be required to share with Akcea any of the proceeds from Novartis’ investment(s) in Ionis stock, and (b) Akcea will not be required to share with Ionis any of the proceeds from Novartis’ investment, if any, in Akcea stock, pursuant to that certain Stock Purchase Agreement dated January 5, 2017 by and among Novartis, Ionis and Akcea.

9.                                      [***] and [***].  Notwithstanding anything to the contrary in the Akcea-Ionis Agreement, Akcea will not be required to pay to Ionis any portion of the US$[***] Akcea receives from Novartis for the [***] and [***] as set forth in Section 2.3.1 of the Novartis Agreement; provided, however, that Akcea will be responsible for all payments to vendors relating to the [***] and [***] and Akcea will pay such vendors directly.

***Confidential Treatment Requested

10.                               Milestone Payments.  If Novartis exercises an Option with respect to a Product, so long as Akcea pays to Ionis 50% of the milestone payments set forth in Tables 1-4 of the Novartis Agreement with respect to such Product in accordance with Section 6.3 of the Akcea-Ionis Agreement, Akcea will not owe to Ionis the milestone payments set forth in Section 6.1.1 of the Akcea-Ionis Agreement with respect to such Product.

11.                               Third Party Payments.  If Akcea or Ionis owes to a Third Party a milestone payment, royalty payment, license maintenance fee, or other payment resulting from the Development or Commercialization of a Product by Novartis, its Affiliates, or Sublicensees (“Third Party Payments”), Akcea will (a) in the case of a Third Party Payment owed by Akcea to such Third Party, pay such Third Party Payment directly to the Third Party, or (b) in the case of a Third Party Payment owed by Ionis to such Third Party, pay such Third Party Payment to Ionis and Ionis will pay the Third Party directly.  The parties will first deduct such Third Party Payments paid by Akcea to Ionis or a Third Party from Sublicense Revenue (as defined in the Akcea-Ionis Agreement) and thereafter will evenly split the remaining Sublicense Revenue.

12.                               Public Disclosures.  Ionis and Akcea will agree on the manner in which Akcea enforces its rights relating to public disclosures under the Novartis Agreement.  If Ionis and Akcea cannot come to an agreement, then Ionis and Akcea may each take the course of action such party’s legal counsel deems necessary in order to comply with applicable law.

13.                               Enforcement of Sublicense Agreement.  So long as Akcea enforces its rights under the Novartis Agreement in accordance with Paragraph 15 of this letter agreement, Ionis will not assert its enforcement rights under Section 4.3 of the Akcea-Ionis Agreement with respect to the Novartis Agreement.

14.                               Termination of the Novartis Agreement.  If the Novartis Agreement is terminated for any reason, then without further action by Ionis or Akcea, each of Ionis’ and Akcea’s rights and obligations with respect to the Products and the Licensed Technology will automatically revert back to the rights and obligations each Party had under the Akcea-Ionis Agreement immediately prior to the date of this letter agreement; provided, however, that the Akcea License Grant will remain in effect.  Ionis and Akcea will agree on the Transition Services to be requested and/or any services to be provided by Novartis.

15.                               Termination of the Akcea-Ionis Agreement.  If the Akcea-Ionis Agreement is terminated for any reason, for each Product being developed or commercialized by Novartis, its Affiliates, or Sublicensee under the Novartis Agreement at the time of such termination, Novartis will become a direct licensee of Ionis such that Ionis will grant a license to Novartis with respect to the Licensed Technology for such Product on the same terms and conditions as set forth in the Novartis Agreement.

16.                               Ionis Obligations to Akcea.  Ionis will use commercially reasonable efforts to:

(a)               Manufacture the API (i) for Akcea’s activities under Section 1.3.1(a) of the Novartis Agreement, and (ii) ordered by Novartis under Section 1.3.1(b) or Section 1.3.3 of the Novartis Agreement;

(b)               Allow Novartis to conduct an audit of Ionis’ manufacturing facility where API is made and visit Novartis’ or its designated CMO’s manufacturing facility in accordance with Sections 1.3.1(b) and 1.3.2 of the Novartis Agreement;

(c)                Conduct applicable technology transfer activities in accordance with Section 1.3.2 of the Novartis Agreement;

(d)               Cooperate to conduct the activities and achieve the purposes relating to the Ionis Internal ASO Safety Database contemplated under Section 6.8 of the Novartis Agreement;

(e)                Abide by the exclusivity covenants set forth in Section 4.1.1 and the restrictive covenants set forth in Section 4.3 of the Novartis Agreement; and

(f)                 Abide by the applicable confidentiality and non-use terms set forth in Article 12 of the Novartis Agreement;

provided, however, in the case of clauses (a)-(d) above, Akcea will pay Ionis for such activities in accordance with that certain Services Agreement dated December 18, 2015 by and between Ionis and Akcea.

17.                               Akcea Covenants.

(a)                                 Akcea will use commercially reasonable efforts to promptly (i) exercise the rights granted to Akcea under the Novartis Agreement, (ii) discharge the obligations of Akcea under the Novartis Agreement and (iii) cause Novartis to fulfill its obligations under the Novartis Agreement;

(b)                                 Akcea will not, without Ionis’ prior written consent, amend or waive any term or provision of the Novartis Agreement;

(c)                                  Akcea will, promptly following the delivery of any report or analysis required to be delivered by it, or received by Akcea from Novartis, under the Novartis Agreement, deliver a complete and correct copy of each such document to Ionis.

18.                               Amendment.  Except as otherwise expressly amended by this letter agreement, the Akcea-Ionis Agreement remains unchanged and in full force and effect in accordance with its terms.

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By signing where indicated below, as of the date of this letter agreement, Ionis and Akcea indicate their acceptance and agreement to the foregoing.

Very truly yours,

IONIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer

Accepted and Agreed:

AKCEA THERAPEUTICS, INC.

By:	/s/ Paula Soteropoulos
Name:	Paula Soteropoulos
Title:	President & CEO